Exhibit 99.1

Report of Independent Registered Chartered Accountants
To the Board of Directors and Shareholders of
Biomira Inc.
     We have audited the accompanying consolidated balance sheets of Biomira Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the consolidated statements of operations and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Biomira Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
     On February 9, 2007, we reported separately to the Shareholders of Biomira Inc, on our audits, conducted in accordance with Canadian generally accepted auditing standards, of the consolidated financial statements for the same periods, prepared in accordance with Canadian generally accepted accounting principles.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Edmonton, Canada
September 10, 2007

TABLE OF CONTENTS

Page
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations and Other Comprehensive Income	F-5
Consolidated Statements of Shareholders’ Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to the Consolidated Financial Statements	F-8 - F-35

BIOMIRA INC.
Consolidated Balance Sheets
As of December 31
(expressed in thousands of U.S. dollars, except share amounts)

	2006	2005
ASSETS
Current
Cash and cash equivalents	$13,409	$7,946
Short-term investments	14,986	10,422
Accounts receivable (See Note 5)	963	1,097
Government grant receivable (See Note 5)	174	—
Prepaid expenses (See Note 6)	290	244
Inventory (See Note 7)	1,104	—

	30,926	19,709
Plant and equipment (See Note 8)	388	554
Deposit asset (See Note 4 and Note 23)	1,184	—
Long-term investments (See Note 9)	347	175
Goodwill (See Note 4)	611	—

Total	$33,456	$20,438

LIABILITIES
Current
Accounts payable and accrued liabilities (See Note 10)	$3,475	$2,402
Current portion of capital lease obligations (See Note 11)	40	39
Current portion of deferred revenue (See Note 15)	178	178

	3,693	2,619
Capital lease obligations (See Note 11)	28	69
Notes payable (See Note 12)	199	—
Warrant liability (See Note 13)	1,364	399
Deferred revenue (See Note 15)	711	889
Class A preference shares (See Note 13)	26	26

Total	6,021	4,002

Contingencies, commitments, and guarantees (See Note 20)
SHAREHOLDERS’ EQUITY
Share capital (See Note 4 and Note 13)	324,992	280,235
Issued and outstanding—116,915,338 and 78,816,564
Additional paid-in capital	11,955	9,483
Accumulated deficit	(301,203)	(264,809)
Accumulated other comprehensive loss	(8,309)	(8,473)

	27,435	16,436

	$33,456	$20,438

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.
Consolidated Statements of Operations and Other Comprehensive Income
Years ended December 31
(expressed in thousands of U.S. dollars, except share and per share amounts)

	2006	2005	2004
Revenue
Contract research and development (See Note 15)	$3,678	$3,171	$1,652
Licensing revenue from collaborative agreements (See Note 15)	182	171	5,025
Licensing, royalties, and other revenue	119	271	194

	3,979	3,613	6,871

Expenses
Research and development (See Note 16)	12,200	13,567	10,616
General and administrative	7,636	4,690	4,513
Marketing and business development	587	756	988
Depreciation	247	224	295
Gain on disposal of plant and equipment	—	—	(2)
In process research and development (See Note 4)	24,920	—	—
Investment and other income (See Note 9 and Note 18)	(916)	(656)	(282)
Interest expense (See Note 11)	10	2	4
Change in fair value of warrant liability (See Note 13)	(3,849)	(3,843)	255

	(40,835)	(14,740)	(16,387)

Loss before income taxes	(36,856)	(11,127)	(9,516)
Income tax recovery:
Current (See Note 19)	462	287	312

Net loss	$(36,394)	$(10,840)	$(9,204)
Other Comprehensive income	164	430	914

Comprehensive net loss	$(36,230)	$(10,410)	$(8,290)

Basic and diluted loss per share	$(0.40)	$(0.14)	$(0.13)

Weighted average number of common shares outstanding	91,900,184	78,659,502	72,941,110

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.
Consolidated Statements of Shareholders’ Equity
(expressed in thousands of U.S. dollars, except number of common shares issued and outstanding)

					Accumulated
	Share Capital		Additional		Other
	Number of		Paid-in	Accumulated	Comprehensive
	Common Shares	Amount	Capital	Deficit	Loss
Balance at December 31, 2003	72,545,232	$268,360	$7,879	$(244,765)	$(9,817)

Exercise of share options	181,375	344
Equity placements	4,891,051	9,533
Exercise of warrants	722,320	1,203	1,463
Net loss				(9,204)
Foreign currency translation adjustments					914

Balance at December 31, 2004	78,339,978	$279,440	$9,342	$(253,969)	$(8,903)

Exercise of share options	21,907	37
Exercise of warrants	454,679	758	141
Net loss				(10,840)
Unrealized holding losses on available-for-sale securities					(51)
Foreign currency translation adjustments					481

Balance at December 31, 2005	78,816,564	$280,235	$9,483	$(264,809)	$(8,473)

Conversion of restricted share units	19,000	26	(26)
Equity placements	20,201,997	22,792
Issued for business acquisition	17,877,777	21,939
Stock-based compensation			2,498
Net loss				(36,394)
Unrealized holding gains on available-for-sale securities					99
Foreign currency translation adjustments					65

Balance at December 31, 2006	116,915,338	$324,992	$11,955	$(301,203)	$(8,309)

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.
Consolidated Statements of Cash Flows
Years ended December 31
(expressed in thousands of U.S. dollars)

	2006	2005	2004
Operating
Net loss	$(36,394)	$(10,840)	$(9,204)
Depreciation	247	224	295
Stock compensation expense (See Note 14)	2,498	—	—
In-process research and development	24,920	—	—
Change in fair value of warrant liability (See Note 13)	(3,849)	(3,843)	255
Gain on disposal of plant and equipment	—	—	(2)
Impairment allowance (See Note 9)	88	—	—
Deferred revenue (See Note 15)	(182)	(457)	(4,758)
Net change in non-cash working capital balances from operations
Accounts receivable	(17)	(448)	(213)
Prepaid expenses	(164)	30	108
Inventory	(973)	—	—
Accounts payable and accrued liabilities	142	718	(1,170)

	(13,684)	(14,616)	(14,689)

Investing
Purchase of short-term investments	(47,777)	(45,594)	(55,617)
Redemption of short-term investments	43,285	51,042	54,612
Purchase of plant and equipment	(71)	(325)	(97)
Proceeds from disposal of plant and equipment	—	—	2
Business acquisition (See Note 4)	(3,874)	—	—
Increase in long-term investments	(356)	—	—

	(8,793)	5,123	(1,100)

Financing
Proceeds on issue of common shares and warrants, net of issue costs	27,735	(83)	12,015
Proceeds from exercise of stock options	—	37	344
Proceeds from exercise of warrants	—	758	1,203
Repayment of notes payable	(13)	—	—
Repayment of capital lease obligation	(41)	(12)	(83)

	27,681	700	13,479

Net cash inflow (outflow)	5,204	(8,793)	(2,310)
Effect of exchange rate fluctuations on cash and cash equivalents	259	216	215

Increase (decrease) in cash and cash equivalents	5,463	(8,577)	(2,095)
Cash and cash equivalents, beginning of year	7,946	16,523	18,618

Cash and cash equivalents, end of year	$13,409	$7,946	$16,523

Supplemental disclosure of cash flow information
Amount of interest paid in the year	$10	$2	$4
Amount of income taxes paid in the year	$—	$—	$—

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
1. DESCRIPTION OF BUSINESS
     Biomira Inc. (the “Company” or “Biomira”) is a biotechnology company incorporated under the Canada Business Corporations Act in 1985. The Company specializes in the development of innovative therapeutic products for the treatment of cancer. Biomira’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients.
2. SIGNIFICANT ACCOUNTING POLICIES
          Basis of presentation
     These consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America (“US GAAP”) and reflect the following significant accounting policies.
          Basis of consolidation
     The Company’s consolidated financial statements include the accounts of its wholly-owned subsidiaries, including Biomira USA Inc., Biomira International Inc., Biomira BV and ProlX Pharmaceuticals Corporation, and its 90% owned subsidiary Oncodigm Biopharma Inc., on a fully consolidated basis. All intercompany balances and transactions have been eliminated upon consolidation.
          Accounting estimates
     The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Significant estimates include the allocation of the purchase price for acquisitions, the valuation of long-term investments, goodwill, the fair value of share options and restricted share units granted and warrants issued, the useful lives of plant and equipment, the amortization period of deferred revenues, and the valuation allowance of the future income tax asset.
          Cash and cash equivalents
     Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash, with original maturities of 90 days or less at the time of purchase. As at December 31, 2006, cash and cash equivalents was comprised of $2,111 (2005—$714) cash, $6,696 (2005—$1,564) in money market investments and $4,602 (2005—$5,668) in short-term investments with original maturities of 90 days or less. The carrying value of these cash equivalents approximates its fair value.
          Short-term and long-term investments
     Short-term and long-term investments are classified as available-for-sale securities. In accordance with Statement of Financial Accounting Standards (“SFAS”) 115, Accounting for Certain Investments in Debt and Equity Securities, available-for-sale securities are carried at market value, with unrealized temporary holding gains and losses excluded from income and reported in other comprehensive income and also as a net amount in accumulated other comprehensive income until realized. Available-for-sale securities are written down to fair value through income whenever it is necessary to reflect an other-than-temporary impairment.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
     As at December 31, 2006, the composition of available-for-sale securities is as follows:

	Carrying	Fair
	Amount	Value
Marketable securities	$185	$185
Short-term investments maturing within 90 days	6,787	6,787
Short-term investments maturing within 1 year	8,014	8,014

Total short-term investments	$14,986	$14,986

Long-term investments	$347	$347

          Derivative financial instruments
     The Company does not generally utilize derivative financial instruments. However, the Company may use foreign exchange forward contracts in order to reduce the impact of fluctuating foreign currency exchange rates on its foreign currency denominated cash, cash equivalents, and short-term investments. These foreign exchange forward contracts are not designated as hedges. They require the exchange of payments without the exchange of the notional principal amount on which the payments are based. These instruments are recognized in the consolidated balance sheets and measured at fair value, with changes in fair value recognized immediately in investment and other income in the consolidated statements of operations.
     The Company’s policy is not to utilize derivative instruments for trading or speculative purposes.
     Under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, share purchase warrants with an exercise price denominated in a currency other than the Company’s functional currency are recorded as liabilities. Changes in the fair value of the warrants are recognized in the consolidated statements of operations.
          Inventory
     Inventories of raw material supplies are valued at the lower of cost, computed in a first-in, first-out basis, and replacement cost. Inventories of work-in-process and finished goods are valued at the lower of standard cost (which is calculated to approximate actual costs) and net realizable value.
          Plant and equipment and depreciation
     Plant and equipment are recorded at cost and depreciated over their estimated useful lives on a straight-line basis, as follows:

Scientific equipment	20%
Office equipment	20%
Manufacturing equipment	25%
Computer software and equipment	33 1/3%
Leased equipment	Shorter of useful life or the term of the lease
Leasehold improvements	Shorter of useful life or the term of the lease
     The Company evaluates the carrying value of plant and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized when the carrying amount of a plant or equipment exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition, and is measured as the amount by which the carrying value of the asset exceeds its fair value.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
          Goodwill
     Goodwill is carried at cost and is not amortized, but is reviewed annually for impairment, or more frequently when events or changes in circumstances indicate that the asset may be impaired. In the event that the carrying value of goodwill exceeds its fair value, an impairment loss would be recognized.
          Revenue recognition
     Following the recommendations of Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, the Company evaluates revenue from collaborative arrangements with multiple deliverables to determine whether the deliverables represent one or more units of accounting. A delivered item is considered a separate unit of accounting if the following separation criteria are met: i) the delivered item has standalone value to the customer; ii) there is objective and reliable evidence of the fair value of any undelivered items; and iii) if the arrangement includes a general right of return relative to the delivered item, the delivery of undelivered items is probable and substantially in the Company’s control. The relevant revenue recognition accounting policy is applied to each separate unit of accounting.
     Revenue from contract research and development consists of non-refundable research and development funding received under the terms of collaborative agreements. Such funding compensates the Company for clinical trial expenses related to the collaborative development programs for certain product candidates of the Company, and is recognized as revenue at the time that clinical activities are performed under the terms of collaborative agreements.
     Revenue from collaborative agreements typically consists of initial technology access or licensing fees and milestone payments triggered by specified events. Initial lump-sum payments for such technology access or licensing fees are recorded as deferred revenue when received and recognized as revenue on a straight-line basis over the term of the license agreement or the related product lifecycle, whichever is shorter. Milestone payments are recognized as revenue upon performance of obligations defined as milestones in the agreements, when the Company has no further involvement or obligation to perform under the agreements. Milestone payments for which the Company has ongoing involvement are deferred and amortized into income over the estimated period of the ongoing involvement.
     Licensing and royalty revenues, as well as other revenues from third party contracts, are recognized as earned on an accrual basis in accordance with the terms of the contractual agreements.
          Government grants
     Government assistance is recognized when the expenditures that qualify for assistance are made and the Company has complied with the conditions for the receipt of government assistance. Government assistance is applied to reduce eligible expenses incurred. A liability to repay government assistance, if any, is recorded in the period when the conditions arise that cause the assistance to become repayable.
          Research and development costs
     The Company expenses research and development costs as incurred. Acquired research and development assets used solely in research and development activities with no alternative future use are also expensed.
          Foreign currency translation
     The Company’s functional currency is the Canadian dollar. As such, revenue and expense transactions denominated in currencies other than the Company’s functional currency are translated into Canadian dollars at the exchange rates in effect at the time of such transactions. Monetary assets and liabilities are translated at current rates at the balance sheet date. Gains or losses resulting from these translation adjustments are included in other income or expense.
     The operations of the Company’s foreign subsidiaries are considered to be integrated foreign operations and, accordingly, are converted to Canadian dollars by translating: (1) monetary assets and liabilities at the rate of exchange

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
prevailing at the balance sheet date, (2) non-monetary assets and liabilities at the rate in effect when the assets were acquired or liabilities were assumed, and (3) items included in the statements of operations at the exchange rates in effect at the date of such transactions; with resulting exchange gains or losses included in the determination of income.
     As the Company’s reporting currency is the U.S. dollar, the Canadian dollar consolidated financial statements are translated into U.S. dollars using the current rate method of translation. Gains or losses resulting from this translation are included in other comprehensive income.
          Employee future benefits
     The Company accounts for obligations for future employee benefits arising from current service on an accrual basis.
          Earnings per share
     Basic earnings per common share are calculated using the weighted average number of common shares outstanding during the year.
     Diluted earnings per common share are calculated on the basis of the weighted average number of shares outstanding during the period, plus the additional common shares that would have been outstanding if potentially dilutive common shares issuable under share options, restricted share units and warrants had been issued using the treasury stock method.
          Income taxes
     The Company follows the liability method of accounting for income taxes. Under this method, future income assets and liabilities are determined based on the differences between the carrying amounts and tax bases of assets and liabilities and are measured using enacted tax rates and laws applicable to the years in which the differences are expected to reverse. A valuation allowance is provided to the extent that it is more likely than not that future income tax assets will not be realized.
          Accumulated other comprehensive loss
     Comprehensive net loss is comprised of net loss and other comprehensive income (loss).
     Other comprehensive income (loss) primarily consists of foreign currency translation adjustments for the year, which arise from the conversion of the Canadian dollar functional currency consolidated financial statements to the U.S. dollar reporting currency consolidated financial statements. Accumulated other comprehensive loss of $8,309 (2005—$8,473) primarily consists of foreign currency translation adjustments.
3. ACCOUNTING POLICY CHANGES
          Accounting standards adopted in the current year
          Stock-based compensation
     Effective January 1, 2006 the Company adopted SFAS 123(R), Share-Based Payment, as interpreted by Staff Accounting Bulletin (“SAB”) 107, a revision to SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) requires the Company to recognize in the income statement the grant date fair value of share-based compensation awards granted to employees over the requisite service period. Pursuant to the provisions of SFAS 123(R), the Company applied the modified prospective transition method such that SFAS 123(R) will apply to new awards, the unvested portion of existing awards and to awards modified, repurchased or cancelled after the effective date. During 2006, the Company recorded stock compensation expense in the consolidated statements of operations on a straight-line basis over the requisite service period, which is generally the vesting period, with the offset to additional paid-in capital. Because the Company has elected to use the modified prospective transition method, results for prior periods have not been restated.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
The Company also evaluated the need to record a cumulative effect adjustment for estimated forfeitures upon the adoption of SFAS 123(R) and determined that no adjustment was required.
     Prior to January 1, 2006, the Company measured compensation expense using the intrinsic value based method of accounting for share options, in accordance with Accounting Principles Board (“APB”) Opinion 25, as allowed under SFAS 123. Under this method, compensation was the excess, if any, of the quoted market value of the stock at the date of the grant over the amount an option holder must pay to acquire the stock. Accordingly, the Company recorded no share-based employee compensation expense as all options granted had exercise prices equal to the fair market value of the common stock on the date of grant. As a result of the adoption of SFAS 123(R), the Company’s stock compensation expense and net loss for 2006 and additional paid-in capital as at December 31, 2006 were $2,498 greater than they would have been under the Company’s previous accounting method for share-based compensation. Basic and diluted loss per share increased by $0.03 for 2006. The previous accounting method required pro-forma disclosure of compensation expense as if the fair value method has been applied for awards granted in fiscal year periods after December 15, 1994.
     The table below presents the pro-forma disclosures:

	2005	2004
Net loss to common shareholders	$10,840	$9,204
Compensation expense under SFAS 123	1,401	2,693

Pro-forma net loss to common shareholders	12,241	11,897

Pro-forma basic and diluted loss per share	$0.16	$0.16

     The assumptions used in the Black-Scholes option pricing model to calculate the fair value of share options granted during the year are disclosed in Note 14.
          Exchanges of Non-monetary Assets
     Effective January 1, 2006, the Company prospectively adopted SFAS 153, Exchanges of Non-monetary Assets, an amendment of APB 29. SFAS 153 amends APB 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS 153 did not have a material impact on the Company’s results of operations or financial position in the current year.
          Accounting Changes and Error Corrections
     Effective January 1, 2006, the Company adopted SFAS 154, Accounting Changes and Error Corrections, which replaces APB 20, Accounting Changes, and supersedes SFAS 3, Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, on the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. The adoption of SFAS 154 did not have a material impact on the Company’s results of operations or financial position in the current year.
          The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments
     Effective January 1, 2006, the Company adopted FASB Staff Position (“FSP”) SFAS 115-1 and SFAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which nullified 2004 guidance issued by the Emerging Issues Task Force (“EITF”) on determining whether an impairment is other-than-temporary, and effectively reverted back to previous guidance in this area. The FSP generally encompasses guidance for

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
determining when an investment is impaired, how to measure the impairment loss, and what disclosures should be made regarding impaired securities. The adoption of this FSP did not have a material impact on the Company’s results of operations or financial position in the current year.
          Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements
     Effective January 1, 2006, the Company adopted the Securities and Exchange Commission (“SEC”) issued SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The rollover approach quantifies the amount of the error in the current year financial statements whereas the iron curtain approach quantities misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.
          Accounting standards effective in future years
          Fair Value Measurements
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements, but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.
          Accounting for Certain Hybrid Financial Instruments
     In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning on or after September 15, 2006. The Company currently does not have any hybrid financial instruments and the adoption of SFAS 155 will not have a material impact on the Company’s 2007 consolidated financial statements.
          Accounting for Uncertainty in Income Taxes
     In June 2006, the FASB issued FASB Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. The Company has evaluated the impact of FIN 48 and has determined that the adoption of this standard will not have a material impact on the Company’s 2007 consolidated financial statements.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
          The Fair Value Option for Financial Assets and Financial Liabilities
     In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early adoption is allowed under certain circumstances. The Company is currently evaluating the impact SFAS 159 will have on its consolidated financial statements.
4. BUSINESS ACQUISITION
     Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), dated October 30, 2006 (“the closing date”), between Biomira, Biomira Acquisition Corporation (the “Subsidiary”), a newly-formed wholly-owned subsidiary of the Company, ProlX Pharmaceuticals Corporation (“ProlX”) and two of the principal stockholders of ProlX, the Company acquired 100% interest in ProlX by way of merger with the Subsidiary.
     The purchase price for ProlX consisted of $3.0 million in cash from the Company’s existing financial resources and 17,877,777 shares of Biomira common stock (subject to certain resale restrictions) in return for all of the outstanding stock of ProlX. Of the total purchase price paid, 2,681,667 shares of Biomira common stock will be held in escrow and 1,000,000 shares of Biomira common stock will be held in special escrow. The escrow is to satisfy any claims arising out of representations and warranties made by ProlX in the merger and shall be continued for a period not to exceed 12 months from the closing date, except to the extent there remains pending claims at the end of such period, then the escrow shall be continued until such claims are resolved. The special escrow shall be continued until such time as an aggregate of $3.0 million in funding has been received under ProlX’s existing federal government grants. If the grant funding is not received, the shares in the special escrow will be returned to the Company. The Company incurred acquisition costs of approximately $1,201 of which $238 is in accounts payable and accrued liabilities at December 31, 2006, and share issuance costs of $35.
     In addition, and subject to applicable regulatory requirements, there may be up to three future payments based on the achievement of specified milestones. A payment in Biomira common stock (with registration rights) of $5.0 million is due upon the initiation of the first phase 3 trial of a ProlX product. Another payment in Biomira common stock (with registration rights) of $10.0 million is due upon regulatory approval of a ProlX product in a major market. Each share of Biomira common stock issued in connection with these two future payments shall have a value equal to the average closing sale price of one share of Biomira common stock as reported on the Nasdaq Global Market for the ten consecutive trading days ending three trading days immediately preceding the date of payment for such future payment (“contingently issuable shares”). Finally, under certain circumstances, previous ProlX shareholders may also receive a 50% share of revenue from any potential collaboration agreement for a ProlX product in a specified non-oncology indication executed no later than two years after the closing date of the acquisition.
     The net assets and operations of ProlX acquired by the Company has continued as ProlX Pharmaceuticals Corporation, a wholly-owned subsidiary of the Company.
     The total cost of the acquisition was as follows:

Purchase consideration and costs:
17,877,777 common shares of Biomira	$21,974
Cash	3,000
Acquisition costs	1,201

$26,175

     The fair value of the Company’s shares issued is based on the weighted average purchase price of the Company’s shares traded on the Toronto Stock Exchange for a reasonable period before and after the date that the terms of the

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
acquisition were agreed to and announced. In this case, the Company has determined that two days before and after is a reasonable period of time. Share capital was credited with an amount of $21,939 representing the fair value of the shares issued net of share issuance costs.
     The total cost of the acquisition has been allocated to ProlX’s assets and liabilities, based on the estimated fair value of such items at the time of acquisition, as follows:

Assets acquired:
Cash and cash equivalents	$89
Accounts receivable	24
Prepaid expenses	45
Plant and equipment	5
In process research and development	24,920
Deposit asset	1,229
Goodwill	634

26,946

Liabilities assumed:
Accounts payable and accrued liabilities	551
Notes payable	220

771

Net assets acquired	$26,175

     The value of contingently issuable shares has not been included in the total cost of the acquisition, as the payment of these amounts is not reasonably assured at this time. Should any of the contingently issuable shares be issued, their value would be added to the purchase price.
     The in-process research and development of $24,920 is primarily comprised of patents and technologies which require regulatory approval to be commercialized and which have no proven alternative future uses. The in-process research and development amounts were immediately expensed upon acquisition. The fair value of the acquired technologies has been determined using a probability adjusted discounted cash flow method on a product by product basis. Under the valuation model, material net cash inflows from significant products are expected to commence in years ranging from 2013 to 2018 and the risk adjusted discount rate applied to the product cash flows range from 16.25% to 20.00%. The valuation model does not incorporate anticipated material changes from historical pricing, margins and expense levels as all of the acquired technologies represent potential new products.
     The deposit asset represents the 1,000,000 shares of Biomira that have been placed in a special escrow account. The release of these shares from escrow is contingent upon ProlX receiving an aggregate of $3.0 million in funding from existing government grants. As this future amount is not reasonably assured at this time the value of these shares of $1,229 has been recorded as a refundable deposit. The deposit asset will be treated as additional consideration on the acquisition should the future event cause the shares to be released from escrow and allocated appropriately. If the grant funding is not received the shares will be returned to the Company. The contingency was resolved subsequent to year-end (See Note 23).
     Goodwill is primarily represented by the assembled workforce acquired and is not deductible for tax purposes.
     The acquisition cost of $26,175 is shown net of the share consideration of $21,974, the cash acquired of $89 and the acquisition costs accrued at December 31, 2006 of $238 in the consolidated statements of cash flows.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
     This acquisition was accounted for under the purchase method of accounting, and the results of operations since the closing date are included in the consolidated statements of operations.
     The following unaudited pro forma consolidated financial information reflects the Company’s consolidated results of operations for the years ended December 31, 2006 and December 31, 2005 as if the acquisition of ProlX had occurred as at January 1, 2006 and January 1, 2005. These pro forma results have been prepared for information purposes only and are not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2006 and January 1, 2005 respectively or results that may occur in the future.

	Year ended	Year ended
	December 31,	December 31,
	2006	2005
	(unaudited)
Revenue	$4,238	$3,699
Net loss	$36,390	$10,997
Basic and diluted loss per share	$(0.34)	$(0.11)
5. ACCOUNTS RECEIVABLE AND GOVERNMENT GRANT RECEIVABLE

	2006	2005
Customer, net of allowance for doubtful accounts—zero (2005—zero)	$892	$957
Employees	9	75
Other	62	65

Accounts receivable	$963	$1,097

Government grant receivable	$174	$—

     One customer accounted for 85% and 94% of customer accounts receivable at December 31, 2006 and 2005, respectively. The Company does not require a provision for doubtful accounts.
6. PREPAID EXPENSES

	2006	2005
Insurance	$178	$142
Other	112	102

	$290	$244

7. INVENTORY

	2006	2005
Raw material supplies	$1,104	$—

     Under the terms of the letter of intent between the Company and Merck KGaA of Darmstadt, Germany (“Merck KGaA”) (See Notes 15 and 23), Biomira has retained responsibility for the manufacturing of Stimuvax® (formerly known as BLP25 Liposome Vaccine (L-BLP25)) both for clinical trials and following any marketing approval. The raw

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
material supplies represent Stimuvax raw material costs that have not been consumed in the manufacturing process as at December 31, 2006.
8. PLANT AND EQUIPMENT

	2006
		Accumulated	Carrying
	Cost	Depreciation	Value
Scientific equipment	$3,946	$3,825	$121
Office equipment	280	265	15
Manufacturing equipment	269	143	126
Computer software and equipment	564	555	9
Computer equipment under capital lease	120	60	60
Leasehold improvements	895	838	57

	$6,074	$5,686	$388

	2005
		Accumulated	Carrying
	Cost	Depreciation	Value
Scientific equipment	$3,619	$3,487	$132
Office equipment	319	265	54
Manufacturing equipment	337	169	168
Computer software and equipment	655	635	20
Computer equipment under capital lease	120	20	100
Leasehold improvements	876	796	80

	$5,926	$5,372	$554

     During the year, net additions (disposals) of computer equipment under capital lease amounted to zero (2005—$115; 2004—zero).
9. LONG-TERM INVESTMENTS

	2006	2005
Investment in Prima Biomed Ltd.	$—	$175
Notes receivable	347	—

	$347	$175

     The investment in Prima Biomed Ltd. (“Prima Biomed”), a public company listed on the Australian Stock Exchange, is comprised of common shares. During the year, the Company recorded an impairment allowance of $88 on the investment. The allowance has been recorded as part of investment and other income in the consolidated statement of operations. At December 31, 2006 the investment in Prima Biomed has been reclassified to short-term investments as the Company intends to sell its ownership interest in 2007.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
     Pursuant to the acquisition of ProlX (See Note 4), the Company advanced notes of $344 to certain employees of ProlX and a former Director of ProlX. The principal amount of the loans, together with interest accrued at the rate of 5.0% per annum to the date of payment, is due and payable on April 28, 2008. Interest income of $3 related to these loans has been recorded in the consolidated statements of operations.
10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2006	2005
Accounts payable	$416	$402
Accrued compensation expense	702	1,116
Accrued research and development costs	692	479
Accrued professional fees	216	269
Accrued workforce reduction costs (See Note 17)	412	—
Accrued business acquisition costs (See Note 4)	238	—
Accrued financing costs (See Note 13)	165	—
Accrued consulting costs	478	—
Other accrued liabilities	156	136

	$3,475	$2,402

11. LEASE OBLIGATIONS
          Capital leases
     The Company is committed to annual minimum payments under capital lease agreements for computer equipment as follows:

2007	$43
2008	28

71
Less amounts representing interest at a rate of 5.03%	3

68
Less current portion	40

$28

     Interest expense on capital leases in the amount of $4 (2005—$2; 2004—$4) has been recorded in the consolidated statements of operations.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
          Operating leases
     The Company is committed to annual minimum payments under operating lease agreements for premises, equipment and other over the next five years, as follows:

2007	$295
2008	88
2009	68
2010	70
2011	17

$538

     Minimum rental expense for premises and equipment in the amount of $637 (2005—$580; 2004—$521) has been recorded in the consolidated statements of operations. The Company’s lease on its corporate facility expires on March 31, 2007 and the Company is in the process of negotiating a new lease with the landlord. As part of the negotiations, the Company expects to be significantly reducing the amount of square footage leased. As the final terms of the lease remain under negotiation, the associated cost of the renewal has not been reflected in the above schedule of annual minimum payments under operating lease agreements (See Note 23).
12. NOTES PAYABLE
     Pursuant to the acquisition of ProlX (See Note 4), the Company has assumed an agreement with Innovation Works, Inc. (the “First Agreement”), under which funding of $99 was received and remains outstanding at December 31, 2006. Under the First Agreement, the Company is not charged interest expense. The First Agreement requires payment only in the event that the Company commercializes the product or service it is developing with funds provided by this agreement. Under the First Agreement, as clarified by the Letter Agreement described below, a product or service is considered to be commercialized as of the earlier of the date (i) the Company receives Food and Drug Administration (“FDA”) approval for, or (ii) receives consideration for the sale or license of, the product or service it is developing with funds provided by this agreement. In the event that the product or service being developed by the Company is not commercialized, the funding under the First Agreement is not repayable. Additionally, the First Agreement requires that if the Company commercializes a product or service developed in full or in part with the loan funds, it must be manufactured in the Commonwealth of Pennsylvania for a period of ten years. If manufacturing is not maintained in the Commonwealth of Pennsylvania for the ten-year period, the Company is required to pay a transfer fee equal to three times the amount of the funding.
     Also pursuant to the acquisition of ProlX (See Note 4), the Company has assumed another agreement with Innovation Works, Inc. (the “Second Agreement”) under which funding of $100 was received and remains outstanding at December 31, 2006. Under the Second Agreement, the Company is not charged interest expense. The Second Agreement requires payment only in the event that the Company commercializes the product or service it is developing with funds provided by this Second Agreement. As in the First Agreement, under the Second Agreement, a product or service is considered to be commercialized as of the earlier of the date (i) the Company receives FDA approval for, or (ii) receives consideration for the sale or license of, the product or service it is developing with funds provided by this agreement. In the event that the product or service being developed by the Company is not commercialized, the funding under the Second Agreement is not repayable. Additionally, the Second Agreement requires that if the Company commercializes a product or service developed in full or in part with the loan funds, it must maintain a significant presence (as defined as 80% of its personnel) in the Commonwealth of Pennsylvania for ten years. If a significant presence is not maintained in the Commonwealth of Pennsylvania for the ten-year period, the Company is required to pay a transfer fee equal to three times the amount of the funding. If the Company is required to repay Innovation Works, Inc. the amount of repayment would represent the original funding amount multiplied by a factor ranging from one to two.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
     No interest is imputed for these notes payable as amounts that will be paid and the timing thereof can not be determined with any certainty.
     In connection with the acquisition of ProlX, the Company entered into a written letter agreement with Innovation Works, Inc. (the “Letter Agreement”). The Letter Agreement clarifies the repayment and certain other terms of the First Agreement and the Second Agreement and specifies that the Company may, prior to the time it commercializes the product or service it is developing with funds provided by the First and/or Second Agreement, terminate each agreement and satisfy all obligations due thereunder by repaying the original funding amounts under each agreement.
13. SHARE CAPITAL
          Authorized shares
12,500 non-cumulative, non-voting, Class A preference shares, redeemable at CDN $100 per share on an annual basis, to the extent possible, out of 20% of the net income of the Company for each year.
     The difference between the redemption value and the book value of the Class A preference shares will be recorded at the time that the fair value of the shares increases to redemption value based on the Company becoming profitable.
     Unlimited number of Class B preference shares issuable in series.
     The Class B preference shares may be issued solely by resolution of the Board of Directors. The Board of Directors has the authority, subject to limitations set out in the Canada Business Corporations Act, to fix the number of shares in each series and to determine the designation of rights, privileges, restrictions, and conditions to be attached to each such series.
     Unlimited number of common voting shares issuable.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
           Warrants issued and outstanding
     Under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, share purchase warrants with an exercise price denominated in a currency other than the Company’s functional currency are recorded as liabilities. Changes in the fair value of these warrants are recognized in the consolidated statements of operations.

	2006		2005		2004
	Warrants	Amount	Warrants	Amount	Warrants	Amount
Warrant liability
Balance, beginning of year	1,077,121	$399	3,631,800	$4,401	4,251,999	$2,909
Equity placements	4,771,036	4,778	—	—	1,077,121	2,399
Exercise of warrants	—	—	(454,679)	(141)	(722,320)	(1,463)
Expiration of warrants	—	—	(2,100,000)		(975,000)
Fair value adjustments	—	(3,849)	—	(3,843)	—	255
Effect of changes in foreign exchange rates	—	36	—	(18)	—	301

Balance, end of year	5,848,157	$1,364	1,077,121	$399	3,631,800	$4,401

     The following table summarizes information on warrants outstanding at December 31, 2006:

	Number
Exercise Prices	Outstanding	Expiry Date
$3.45	1,077,121	December 14, 2007
$2.50	2,748,816	July 30, 2009
$1.86	2,022,220	December 18, 2010

	5,848,157

     At the warrant holder’s option and upon payment of the exercise price by the holder, the warrants may be exchanged for an equal number of common shares of the Company.
          Share transactions
          (a) Exercise of share options
     During 2006, zero (2005—21,907; 2004—181,375) share options with a weighted average exercise price of zero (2005—CDN $2.06; 2004—CDN $2.28) per share were exercised. Share capital was credited with an amount of zero (2005—$37; 2004—$344) representing cash proceeds.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
          (b) Conversion of restricted share units
     During 2006, 19,000 (2005—zero; 2004—zero) restricted share units with a weighted average fair value of CDN $1.60 (2005—zero; 2004—zero) per unit were converted. Share capital was credited with an amount of $26 and additional paid-in capital was reduced by an equal amount (2005—zero; 2004—zero) representing the fair value attributed to the restricted share units (See Note 14).
          (c) Equity placements
     The Company completed two placements of common shares and immediately detachable purchase warrants, under a Base Shelf Prospectus which expired in August 2006.
     On December 14, 2004, the Company issued 4,891,051 common shares and 1,077,121 detachable warrants for proceeds of $11,932, net of issue costs of $584, of which $83 was in accounts payable at December 31, 2004. Of the net proceeds, $9,533 and $2,399 have been allocated to common shares and warrants, respectively. The 1,077,121 warrants have an exercise price of $3.45 and expire on December 14, 2007.
     On January 30, 2006, the Company issued 10,572,368 common shares and 2,748,816 detachable warrants for proceeds of $15,270, net of issue costs of $800. Of the net proceeds, $12,190 and $3,080 have been allocated to common shares and warrants, respectively. The warrants have an exercise price of $2.50 and were not exercisable until after July 30, 2006, with the exception of 98,910 warrants that are not exercisable until after January 30, 2007. The 2,748,816 warrants expire on July 30, 2009.
     Under the terms of a Base Shelf Prospectus dated September 26, 2006, and registered with the securities commissions in Canada and the U.S., the Company may issue, subject to applicable regulatory requirements, from time to time during the 25 month period the prospectus remains effective, in aggregate up to $100 million of securities including common stock, preferred stock, debt securities, and warrants, in any combination thereof.
     On December 18, 2006, the Company issued 9,629,629 common shares and 2,022,220 detachable warrants for proceeds of $12,300, net of issue costs of $700, of which $165 is in accounts payable at December 31, 2006. Of the net proceeds, $10,602 and $1,698 have been allocated to common shares and warrants, respectively. The warrants have an exercise price of $1.86 and are not exercisable until after June 18, 2007. The 2,022,220 warrants expire on December 18, 2010.
     The Company used the Black-Scholes option pricing model to calculate the fair value of the warrants issued.
          (d) Exercise of warrants
     During 2006, zero (2005—422,223 and 32,456; 2004—674,074 and 48,246) warrants with an exercise price of zero (2005—$1.66 and $1.74; 2004—$1.66 and $1.74), respectively, were exercised. Share capital was credited with an amount of zero (2005—$758; 2004—$1,203), representing cash proceeds. The carrying value of the warrants of zero (2005—$141; 2004—$1,463) was credited to additional paid-in capital.
          (e) Loss per share
     For 2006 and the comparative years presented, shares potentially issuable upon the exercise or conversion of director and employee share options and non-employee director restricted share units (See Note 14), shares contingently issuable in connection with the May 2, 2001 Merck KGaA agreement (See Note 15), contingently issuable shares in connection with the October 30, 2006 ProlX acquisition (See Note 4), and purchase warrants issued in connection with the 2004 and 2006 equity placements under the Base Shelf Prospectuses dated July 13, 2004 and September 26, 2006, respectively, (See Note 13(c)), have been excluded from the calculation of diluted loss per share because the effect would have been anti-dilutive.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
14. STOCK-BASED COMPENSATION
          Share Option Plan
     The Company sponsors a Share Option Plan under which a maximum of 8,900,000 common shares (See Note 23) of the Company may be granted to employees, directors, and service providers. The exercise price of each option equals the closing market value at the date immediately preceding the date of the grant in Canadian dollars as quoted on the Toronto Stock Exchange. In general, options issued under the plan begin to vest after one year from the date of the grant, are exercisable in equal amounts over four years on the anniversary date of the grant, and expire eight years following the date of the initial grant.
     A summary of the status of the Company’s Share Option Plan as of December 31, 2006, 2005 and 2004, and changes during the years ending on those dates are presented below. All Company share options are issued with Canadian dollar exercise prices. The weighted average exercise prices listed below are in Canadian dollars.

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Share	Price	Share	Price	Share	Price
	Options	$CDN	Options	$CDN	Options	$CDN
Outstanding, beginning of year	4,360,940	$3.99	3,736,599	$4.67	4,519,418	$5.43
Granted	3,549,000	1.25	1,282,065	2.16	535,627	2.15
Exercised	—	—	(21,907)	2.06	(181,375)	2.28
Cancelled	(1,006,314)	3.96	(635,817)	4.40	(1,137,071)	6.89

Outstanding, end of year	6,903,626	$2.59	4,360,940	$3.99	3,736,599	$4.67

Options exercisable, end of year	2,334,409	$4.81	2,543,080	$5.29	2,579,900	$5.65

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
     The following table summarizes information on share options outstanding and exercisable at December 31, 2006. The range of exercise prices and weighted average exercise prices are listed in Canadian dollars.

	Share Options Outstanding			Share Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
Range of Exercise		Remaining	Average		Remaining	Average
Prices	Number	Contractual	Exercise Price	Number	Contractual	Exercise Price
($CDN per share)	Outstanding	Life (years)	$CDN	Outstanding	Life (years)	$CDN
1.12 - 1.64	3,769,975	7.58	$1.28	135,611	6.42	$1.59
1.71 - 2.50	2,279,145	4.71	$2.10	1,350,670	4.32	$2.05
2.67 - 3.99	97,256	1.39	$3.71	90,878	1.18	$3.78
4.00 - 5.90	93,500	1.22	$5.18	93,500	1.22	$5.18
6.07 - 8.95	296,500	2.77	$6.23	296,500	2.77	$6.23
10.00 - 14.95	355,250	1.68	$14.88	355,250	1.68	$14.88
20.00 - 23.10	12,000	1.16	$23.10	12,000	1.16	$23.10

	6,903,626	5.94	$2.59	2,334,409	3.58	$4.81

     There were no share options exercised in 2006. In 2005, there were 21,907 options exercised with nominal intrinsic value. As at December 31, 2006, there are no exercisable in-the-money options based on the Company’s closing share price of CDN $1.34 on the Toronto Stock Exchange.
     A summary of the status of non-vested share options as at December 31, 2006 and changes during 2006 is presented below:

		Weighted-
		Average
	Number of	Grant Date
	Non-Vested	Fair Value
	Options	$CDN
Balance at December 31, 2005	1,817,860	$1.83
Granted	3,549,000	$1.03
Vested	(504,927)	$1.87
Cancelled	(292,716)	$1.80

Balance at December 31, 2006	4,569,217	$1.21

     In 2006, stock based compensation expense of $1,888 (2005—zero; 2004—zero) was recognized on the share option plan, relating to the current period recognition of the estimated fair value of new awards, the unvested portion of existing awards and to awards modified, repurchased or cancelled after January 1, 2006. The expense in 2006 includes an adjustment of $328 relating to workforce reduction costs described in Note 17. This adjustment includes the immediate expensing of the remaining unrecognized fair value of the affected share options and a modification adjustment relating to extension of the expiry date of the affected share options that allows the share options to continue

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
to vest for 24 months compared to the 6 months provided in the original share option agreements. As of December 31, 2006, total compensation cost related to non-vested share options not yet recognized was $3,186, which will be recognized over the next 48 months on a weighted-average basis.
     The Company uses the Black-Scholes option pricing model to value the options at each grant date, under the following weighted average assumptions:

	2006	2005	2004
Weighted average grant-date fair value per share option $CDN	$1.03	$1.85	$1.83
Expected dividend rate	0%	0%	0%
Expected volatility	103.86%	115.01%	112.88%
Risk-free interest rate	4.07%	3.68%	3.82%
Expected life of options in years	6.0	6.0	6.0

     The expected volatility is based on the Bloomberg weekly volatility report for a period equal to the share option’s expected life. The risk-free interest rate is based on the Government of Canada benchmark bond yield in effect at the time of the grant. The expected life of options granted is based on the historical exercise behavior of employees. The amounts estimated according to the Black-Scholes option pricing model may not be indicative of the actual values realized upon the exercise of these options by the holders.
          Restricted Share Unit Plan
     The Company also sponsors a Restricted Share Unit Plan (the “RSU Plan”) for non-employee directors that was established in 2005. The RSU Plan provides for grants to be made from time to time by the Board of Directors or a committee thereof. Each grant will be made in accordance with the RSU Plan and terms specific to that grant and will be converted into one common share of Biomira at the end of the grant period (not to exceed five years) without any further consideration payable to Biomira in respect thereof. The current maximum number of common shares of the Company reserved for issuance pursuant to the RSU Plan is 500,000 (See Note 23).
     A summary of the status of the Company’s RSU Plan as of December 31, 2006 and 2005, and changes during the years ending on those dates are presented below. Restricted share units are issued in Canadian dollars.

	2006		2005
		Weighted		Weighted
		Average Fair		Average Fair
		Value per		Value per
	Restricted	Unit	Restricted	Unit
	Share Units	$CDN	Share Units	$CDN
Outstanding, beginning of year	114,000	$1.60	—	$—
Granted	385,998	1.32	114,000	1.60
Converted	(19,000)	1.60	—	—

Outstanding, end of year	480,998	$1.44	114,000	$1.60

Restricted share units convertible, end of year	—	$—	—	$—

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
     In 2006, stock based compensation expense of $610 was recognized on the RSU Plan, representing the remaining estimated fair value of restricted share units granted.
     An amount of $26 (2005—zero) arising from the conversion of these restricted share units during the year was credited to share capital.
     The fair value of the restricted share units is determined to be the equivalent of the Company’s common shares closing trading price on the date immediately prior to the grant as quoted in Canadian dollars on the Toronto Stock Exchange.
15. COLLABORATIVE AGREEMENTS
     On May 3, 2001, the Company entered into a collaborative arrangement with Merck KGaA to pursue joint global product development, licensing, and commercialization of the Company’s two lead candidates, Stimuvax vaccine and Theratope® vaccine, for the treatment of various cancer indications.
     Upon execution of the collaborative agreements, Merck KGaA made an upfront payment of $6,825 to the Company comprising technology access, licensing, and other fees related to Stimuvax and Theratope. This payment has been recorded as deferred revenue and is being recognized as revenue on a straight-line basis over 10 years.
     In June 2004, Merck KGaA returned all of their rights to develop and commercialize Theratope to the Company in accordance with certain provisions under the collaborative agreements. As a result thereof, the second quarter of 2004 included an addition to income of $4,458 representing the recognition into income of the remaining deferred revenue balance from Merck KGaA related to Theratope.
     The table below presents the accounting treatment of the payments received in respect of the agreements:

	2006	2005	2004
Deferred revenue balance, beginning of year	$1,067	$1,493	$5,976
Additional revenues deferred in the year	—	—	749 (1)
Less revenue recognized in the year:
Licensing revenue from collaborative agreements	(182)	(171)	(5,025)
Contract research and development	—	(286)	(279)
Effect of changes in foreign exchange rates	4	31	72

Deferred revenue balance, end of year	889	1,067	1,493
Less deferred revenue—current portion	(178)	(178)	(462)

Deferred revenue—long term	$711	$889	$1,031

(1)	Of the $749 deferred in the year, $203 was a non-cash item.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
          Prior to March 1, 2006
     Under the terms of the agreements related to funding of clinical research and development activities, the parties agreed to equal co-funding of eligible clinical research and development costs related to obtaining regulatory approval in North America. Research and development costs incurred to obtain regulatory approval outside of North America are the sole responsibility of Merck KGaA. The Company and Merck KGaA reconcile joint research and development costs on a quarterly basis, and when it results in funding payments to the Company, the Company records such non-refundable amounts as contract research and development revenue. When the reconciliation results in funding payments to Merck KGaA, the Company will record such non-refundable amounts as research and development expense.
     Under the terms of the agreements related to product supply, sales, marketing, and distribution, the Company is responsible for product manufacturing and product supply for all territories, whereas the Company and Merck KGaA are jointly responsible for sales, marketing, and distribution in North America. The Company will receive royalties from Merck KGaA related to product sales outside North America, whereas the Company and Merck KGaA will share equally in net revenues from product sales in North America after deductions for marketing and manufacturing costs (including third party royalties).
     Marketing and business development costs include the Company’s equal share of co-funded North American marketing and pre-launch activities, as well as internal costs to develop a marketing capability. The parties reconcile these joint marketing and business development expenditures on a quarterly basis, and when such reconciliation results in funding payments to Merck KGaA, the Company records such non-refundable amounts as marketing and business development expense.
     Under a letter of undertaking dated May 3, 2001, both parties have agreed to mutually indemnify each other for any withholding tax liability arising from payments under the agreements. It is the understanding of the Company that payments under the agreements should not be subject to withholding taxes, which would otherwise constitute a tax liability of approximately $1.0 million. There is no further recourse from third parties for payment of this amount, which has not been recorded in the consolidated financial statements as at December 31, 2006.
     On May 2, 2001, under the terms of a Common Stock Purchase Agreement (CSPA) with Merck KGaA, the Company issued 1,912,216 common shares for proceeds of $15,000, net of issue costs of $9. Upon achievement of certain milestones, additional common shares will be issued for contractual proceeds $1,500, the number of common shares to be determined based on a premium over the 90 day weighted average price of the common shares immediately prior to the milestone date.
     During 2006 (2005—zero; 2004—zero), no additional common shares were issued under the Merck KGaA CSPA.
          Amending Letter of Intent (See Note 23)
     On January 26, 2006, the Company announced the signing of a letter of intent to amend the existing supply and collaboration agreements between Biomira and Merck KGaA (the “Companies”) for Stimuvax. Under the letter of intent, approved by the Board of Directors of both Companies, effective March 1, 2006 Merck KGaA has assumed most of the administrative and financial responsibility for the development and commercialization of Stimuvax.
     In return, under the letter of intent, the Company’s co-promotion interest in U.S. sales has been converted to a specified royalty rate. The royalty and other arrangements with respect to all markets outside of North America or the Rest of World remain generally unchanged (Merck KGaA to assume a specified third party royalty obligation on behalf of the Company). Similarly, the milestone payments to be made by Merck KGaA pursuant to the collaboration remain essentially the same.
     Under the letter of intent, Biomira retains responsibility for manufacturing Stimuvax, both for clinical trials and following any marketing approval. The existing arrangements for Canada remain in place with Biomira responsible for the Canadian territory.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
     Under the letter of intent, the Company and Merck KGaA reconcile development and manufacturing costs on a monthly basis and the Company records such amounts as contract research and development revenue.
     The Companies are, pursuant to the letter of intent, actively pursuing the revision of the existing supply and collaboration agreements.
     For fiscal 2006, the Company has recognized in contract research and development revenue $3,678 (2005—$3,171; 2004—$1,652) of funding from Merck KGaA.
16. RESEARCH AND DEVELOPMENT COSTS
     Government grant funding of $175 (2005—zero; 2004—zero) was credited against research and development costs in the year ended December 31, 2006.
17. WORKFORCE REDUCTION COSTS
     As a result of the signing of the letter of intent described in Note 15, the Company has reduced its workforce by 28 employees during 2006. In relation to this initiative, the Company recorded workforce reduction costs of $2,064, of which $1,685 and $379 have been reported as research and development and general and administrative respectively in the consolidated statements of operations.
     The following table provides details of the workforce reduction costs for 2006:

				Accrued
				Workforce
				Reduction
	Workforce			Costs at
	Reduction	Cumulative Drawdowns		December 31,
	Costs	Cash	Non-Cash	2006
Salaries and benefits	$1,673	$1,265	$—	$408
Stock compensation expense (See Note 14)	328	—	328	—
Other	63	59	—	4

	$2,064	$1,324	$328	$412

     The accrued workforce reduction costs will be paid within the 2007 fiscal year.
18. IMPACT OF FOREIGN CURRENCY TRANSLATION
     Included in investment and other income of $916 (2005—$656; 2004—$282) in the consolidated statements of operations is a net foreign exchange gain (loss) of $4 (2005—$13; 2004—$(200)).

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
19. INCOME TAX
     The Company’s consolidated income tax position comprises tax recoveries and provisions arising from the respective tax positions of its taxable entities. A reconciliation of the income and large corporation tax recovery (provision) at the Canadian statutory rate to the recovery (provision) at the effective rate is as follows:

	2006	2005	2004
Current
Loss before income taxes	$(36,856)	$(11,127)	$(9,516)
Items not deductible/taxable for tax purposes:
Change in fair value of warrant liability	(3,849)	(3,843)	255
Stock based compensation	2,498	—	—
In process research and development	24,920	—	—

	$(13,287)	$(14,970)	$(9,261)

Recovery of income taxes based on statutory rates of 32.1% (2005—33.6%, 2004—33.9%)	$4,265	$5,030	$3,139
Tax benefit of losses not recognized in financial statements	(4,265)	(5,030)	(3,139)
Benefit from sale of subsidiary tax losses	462	287	321
Large corporation tax	—	—	(9)

	$462	$287	$312

Future income taxes are comprised of:

	2006	2005	2004
Future income tax asset
Plant and equipment	$826	$829	$916
Tax benefits from losses carried forward and tax credits	58,582	54,008	51,623

Future income tax asset before allowance	59,408	54,837	52,539
Less valuation allowance	(59,408)	(54,837)	(52,539)

	$—	$—	$—

          Canada
     At December 31, 2006, the Company has unclaimed federal investment tax credits of $16,640 (2005—$15,451) that expire in fiscal years 2008 through 2016. The Company has available capital cost allowance pools of $4,035 (2005—$4,156) for deduction against federal tax and $534 (2005—$703) for provincial tax. Also available to offset income in future periods are Canadian scientific research and experimental development expenditures of $109,301 (2005—$103,352) for federal purposes and $46,614—(2005—$43,565) for provincial purposes. These expenditures may be utilized in any period and may be carried forward indefinitely. The Company also has capital losses of $19,714 (2005—$19,714) and provincial capital losses of $19,802 (2005—$19,792) that can be carried forward indefinitely to offset future capital gains.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
          United States
     The Company has accumulated net operating losses in the U.S. of $35,988 (2005—$36,200) for federal purposes and $10,590 (2005—$13,600) for state purposes, some of which are restricted pursuant to Section 382 of the Internal Revenue Code, and which may not be available entirely for use in future years. These losses expire in fiscal years 2007 through 2026. During 2006, the Company sold New Jersey State operating loss carry forwards and research and development tax credits, resulting in the recognition of a tax benefit of $462 (2005—$287). The Company also has federal research and development and New Jersey general business tax credit carry forwards of $909 (2005—$908) and $410 (2005—$410), respectively, that will expire in fiscal years 2007 through 2022, if not utilized.
          Other
     The losses and credits of other subsidiaries have not been included as their tax effect on the consolidated results is immaterial due to the low tax rates in those jurisdictions.
20. CONTINGENCIES, COMMITMENTS, AND GUARANTEES
          Royalties
     In connection with the issuance of the Class A preference shares (See Note 13), the Company has agreed to pay a royalty in the amount of 3% of the net proceeds of sale of any products sold by the Company employing technology acquired in exchange for the shares. None of the Company’s products currently under development employ the technology acquired.
     On September 2, 1999, the Company entered into an Option Agreement with Chiron Corporation (Chiron) in which the Company agreed to acquire Chiron’s rights and obligations related to a vaccine jointly developed by the two companies, subject to certain terms and conditions. On June 29, 2000, the Company exercised its option to terminate the collaboration agreement. As part of the termination agreement, the Company paid Chiron $2,250 on June 30, 2000. An additional payment of $3,250 will be payable to Chiron upon commercial launch of the vaccine in the U.S. No additional obligation exists under either agreement, and the Company is no longer developing the related vaccine.
     Pursuant to various license agreements, the Company is obligated to pay royalties based both on the achievement of certain milestones and a percentage of revenues derived from the licensed technology.
     In addition, commencing December 31, 2005, the Company is committed to minimum annual payments of $100 during the existence of a royalty term in exchange for a non-exclusive worldwide royalty-bearing license of technology (See Note 15). Upon the achievement of certain milestones, additional payments will be triggered under the terms of the licensing agreement. These payments will be recognized as expense upon performance of obligations defined as milestones in the agreement.
          Employee benefit plan
     Under a defined contribution plan available to permanent employees, the Company is committed to matching employee contributions up to limits set by the terms of the plan, as well as limits set by the Canadian and U.S. tax authorities. In 2006, the Company’s matching contributions to the plan totaled $175 (2005—$183; 2004—$158). There were no changes to the plan during the year.
          Guarantees
     The Company is contingently liable under a mutual undertaking of indemnification with Merck KGaA for any withholding tax liability that may arise from payments under the collaborative agreements (See Note 15).
     In the normal course of operations, the Company provides indemnifications that are often standard contractual terms to counterparties in transactions such as purchase and sale contracts for assets or shares, service agreements,

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
director/officer contracts and leasing transactions. These indemnification agreements may require the Company to compensate the counterparties for costs incurred as a result of various events, including environmental liabilities, changes in (or in the interpretation of) laws and regulations, or as a result of litigation claims or statutory sanctions that may be suffered by the counterparties as a consequence of the transaction. The terms of these indemnification agreements will vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amount that could be required to pay to counterparties. Historically, the Company has not made any significant payments under such indemnifications and no amounts have been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.
     Under the Agreement and Plan of Reorganization between Biomira, Biomira Acquisition Corporation, ProlX and two of the principal stockholders of ProlX (See Note 4), the Company has provided certain indemnifications to the former ProlX stockholders. The indemnifications cover specific circumstances under which the Company would have to perform under the guarantee, including with respect to certain tax liabilities that may arise as a result of actions taken by the Company through 2011. The estimated maximum potential amount of future payments that could potentially result from hypothetical future claims is $15 million. The Company believes the risk of having to make any payments under the indemnifications to be remote and therefore no amounts have been recorded thereon.
21. FINANCIAL INSTRUMENTS
     Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and long-term investments that will result in future cash receipts, as well as accounts payable and accrued liabilities, capital lease obligations and notes payable that require future cash outlays.
          Credit risk
     The Company is exposed to credit risk on its short-term investments in the event of non-performance by counterparties, but does not anticipate such non-performance. The Company monitors the credit risk and credit standing of counterparties on a regular basis and deals with a small number of companies that management believes are reputable and stable. Restricting its portfolio to investment grade securities, and diversifying its investments across industries, geographic regions, and types of securities mitigates the Company’s exposure to concentration of credit risk.
          Financial risk
     Financial risk is the risk to the Company’s earnings that arises from volatility in interest and foreign exchange rates. The Company has exposure to interest income risk through its investments in fixed-income securities that are sensitive to interest rate fluctuation.
          Foreign exchange risk
     The Company purchases goods and services denominated primarily in Canadian and U.S. currencies and, to a lesser extent, in certain European currencies. Since the Company earns a significant portion of its revenues in U.S. dollars, settling foreign currency denominated obligations out of cash flows in the same currencies, wherever possible, mitigates its foreign exchange exposure. To manage its exposure to foreign exchange risk through its holdings of cash and investments in U.S. dollars, the Company has considered, but generally does not utilize, derivative instruments. As at December 31, 2006, the Company has U.S. denominated cash and short-term investments of $13,195.
     During 2006, the Company did not enter into any foreign exchange forward contracts in order to reduce its exposure to fluctuating foreign currency exchange rates As there were no open foreign exchange forward contracts as at December 31, 2006, 2005, and 2004, respectively, no assets or liabilities with respect to such contracts have been recorded in the consolidated balance sheets as at those dates.
          Short-term investments
     The fair values of short-term investments are based upon quoted market prices.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
          Accounts receivable and accounts payable and accrued liabilities
     The carrying amounts of accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the short-term nature of these financial instruments.
          Long-term investments
     The fair value of long-term investments are assumed to be equal to their carrying value as the interest rate charged on the investments (See Note 9) approximates market.
          Capital lease obligations
     The estimated fair value of the capital lease obligations is based on the present value of expected future cash flows discounted using an estimate of the Company’s current borrowing rate.
          Notes payable
     The fair value of notes payable (See Note 12) is assumed to be equal to their carrying value as the amounts that will be paid and the timing of the payments can not be determined with any certainty.
          Warrant liability
     The fair value of the warrant liability is based upon Black-Scholes valuation methodology at the reporting date.
          Limitations
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
          Fair values
     The estimated fair values of financial instruments are as follows:

	2006		2005
		Carrying		Carrying
	Fair Value	Amount	Fair Value	Amount
Assets
Cash and cash equivalents	$13,409	$13,409	$7,946	$7,946
Short-term investments	14,986	14,986	10,422	10,422
Accounts receivable	963	963	1,097	1,097
Government grant receivable	174	174	—	—
Long-term investments	347	347	175	175
Liabilities
Accounts payable and accrued liabilities	3,475	3,475	2,402	2,402
Capital lease obligations	68	68	108	108
Notes payable	199	199	—	—
Warrant liability	1,364	1,364	399	399

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
22. SEGMENTED INFORMATION
     The Company is engaged world wide primarily in the biotechnology health care industry in a single business segment—research and development of therapeutic products for the treatment of cancer. Operations and long-lived assets by geographic region for the periods indicated are as follows:

	2006	2005	2004
Revenue from operations in
Canada	$137	$428	$252
United States	—	1	25
Barbados	3,773	3,120	4,519
Europe	69	64	2,075

	$3,979	$3,613	$6,871

Depreciation
Canada	$213	$198	$257
United States	34	26	38

	$247	$224	$295

Long-lived assets
Canada	$371	$509	$273
United States	628	45	45

	$999	$554	$318

     Long-lived assets consist of plant and equipment and goodwill.
     The Company derives significant revenue from certain customers. The number of customers that individually accounts for more than 10% of revenue and total revenue from transactions with those customers is as follows:

	Customers	Revenue
2006	1	$3,845
2005	1	3,327
2004	1	6,666
23. SUBSEQUENT EVENTS
          Collaborative Agreements
     On February 26, 2007, Biomira announced that the first patient was enrolled in the global Phase 3 clinical trial, START (Stimulating Targeted Antigenic Responses To Non-Small Cell Lung Cancer (NSCLC)), assessing the efficacy and safety of Stimuvax as a potential treatment for patients with unresectable stage III NSCLC. The trial is being conducted by Merck KGaA and its U.S. affiliate EMD Pharmaceuticals, Inc. pursuant to a collaboration between Biomira and Merck KGaA (See Note 15). The collaboration arrangement provides that Biomira is entitled to receive a milestone payment of $2,500 from Merck KGaA upon enrollment of the first patient in this trial before associated payments to third parties of approximately $500. This milestone payment was received in March 2007.
     On August 8, 2007, Biomira signed the amended and restated collaboration and supply agreements related to Stimuvax with Merck KGaA. The amended agreements restructure the agreements originally signed in 2001, and are

BIOMIRA INC.
Notes to the Consolidated Financial Statements
Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)
based upon the letter of intent signed in January 2006. Under the terms of the restated agreements, Merck KGaA will have world wide marketing rights to and will be entirely responsible for the further clinical development of Stimuvax. Biomira is entitled to development and sales-based milestone payments and a royalty on net sales. Biomira retains responsibility for the manufacture of Stimuvax, including process development and scale-up for commercial manufacturing. Merck KGaA will exclusively purchase Stimuvax from Biomira; with respect to purchases for commercial sales, the purchase price will be subtracted from Biomira’s royalty. The restated agreements provide Biomira with revised payments based on certain milestones related to manufacturing scale-up and process transfer. Biomira also will receive a payment of $2,500, before associated payments to third parties of approximately $100, and upon clearance of the transaction with the U.S. anti-trust authorities.
          Lease Obligations
     The lease for the Company’s corporate facilities in Edmonton, Alberta expired on March 31, 2007, and the Company has continued to occupy the premises on a month-to-month basis. During the quarter ended June 30, 2007, we entered into an offer to lease with the Edmonton Economic Development Corporation. The signing of the lease is awaiting finalization of negotiations between Edmonton Economic Development Corporation and the Province of Alberta, the current owner of the property. The offer to lease contemplates a lease term extending through to March 31, 2012 with a base annual rent of $304 with an option to renew for a further five year term.
          Share Option Plan and Restricted Share Unit Plan
     Effective February 22, 2007, the Board of Directors of Biomira amended Biomira’s Share Option Plan to convert the Share Option Plan from a fixed number plan to a fixed reloading percentage of 10% of the issued and outstanding common shares. Also effective February 22, 2007, the Board of Directors of Biomira amended Biomira’s Restricted Share Unit Plan to increase the number of common shares issuable under the Restricted Share Unit Plan from 500,000 to 1,000,000. The shareholders approved the amendments to each of the Share Option Plan and the Restricted Share Unit Plan at the annual and special shareholders meeting held on May 3, 2007.
          Deposit Asset
     Pursuant to an Agreement and Plan of Reorganization between Biomira, Biomira Acquisition Corporation and ProlX, 1,000,000 shares of Biomira common stock have been placed in special escrow until such time as an aggregate of $3,000 in funding has been received under ProlX’s existing federal government grants (See Note 4). In the third quarter of 2007 the funding conditions were met and the common stock will be released from special escrow accordingly.